UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


      Date of Report (Date of earliest event reported): December 17, 1999


                            UGLY DUCKLING CORPORATION
             (Exact name of registrant as specified in its charter)

           Delaware                  000-20841                  86-0721358
(State or other jurisdiction        (Commission               (IRS Employer
      of incorporation)             File Number)            Identification No.)




            2525 E. Camelback Road, Suite 500, Phoenix, Arizona 85016
               (Address of principal executive offices)       (Zip code)




       Registrant's telephone number, including area code (602) 852-6600


                                 Not applicable.
         (Former name or former address, if changed since last report.)


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Item 5.           Other Events


     Ugly Duckling Corporation (with its affiliates, the "Company") has entered into a letter of intent to sell Cygnet Dealer Finance, Inc., an Arizona corporation ("CDF"), to an entity controlled by Ernest C. Garcia II, the Company's Chairman of the Board and principal shareholder (the "Buyer"), for an amount equal to the book value of CDF, which is expected to be approximately $38 million. The purchase price for CDF is anticipated to be paid in the following manner: 1) forgiveness of approximately $8 million of outstanding debt owed by the Company to Verde Investments, Inc., an affiliate of Mr. Garcia, 2) an $12 million, ten-year promissory note from Buyer to the Company, secured by common stock of CDF, and 3) the remaining purchase price paid in cash. The Company would also receive a warrant to purchase a percentage of the Buyer's common stock. While the transaction documents preclude active solicitation of other potential buyers, the Company's board of directors may consider other offers consistent with their fiduciary duties. The closing of the transaction is contingent upon a number of conditions which include, but are not limited to: 1) the Buyer obtaining satisfactory financing, 2) the approval of the transaction by a special transaction committee comprised of independent board members, 3) the receipt of an opinion from an independent investment banking firm that the transaction is fair to the Company and its stockholders, and 4) the Company's obtaining any required consents to consummate the transaction. The Company anticipates closing the transaction prior to year end.

                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                            UGLY DUCKLING CORPORATION


Date:    December 17, 1999            By:  \s\ JON D. EHLINGER
                                        ---------------------------------
                                          Vice President, Secretary and
                                          General Counsel